                                                                   EXHIBIT 10.22

                                                                ----------------
                                                                REDACTED VERSION
                                                                ----------------
                                 EXHIBIT 10.22

                                       TO

                               ICOS CORPORATION'S

                                   FORM 10-K

                               FOR THE YEAR ENDED

                               DECEMBER 31, 1996


          "[ * ]" = omitted, confidential material, which material has been separately filed with the Securities and Exchange Commission pursuant to a request for confidential treatment.

                                      ICOS

                               LICENSE AGREEMENT

          THIS ICOS LICENSE AGREEMENT ("Agreement") is made this 6th day of February, 1997, by and between SUNCOS CORPORATION, a Delaware corporation ("Company"), and ICOS Corporation, a Delaware corporation ("ICOS").

                                    RECITALS

          WHEREAS, ICOS has granted to the Company [   *   ] license to
certain proprietary patent rights, technical information, technology and know-how relating to and useful in the manufacture, production and worldwide
commercial sale of platelet-activating factor acetylhydrolase [   *   ];

          WHEREAS, ICOS, Suntory Limited, a Japanese corporation ("Suntory"), and the Company have entered into a Shareholders' Agreement, dated December 18, 1996 ("Shareholders' Agreement"), with respect to the organization and capitalization of the Company to engage in the development, manufacture, production and sale of PAF-AH Products (as defined in the Shareholders'
Agreement) [   *   ] in the Field of Activity (as defined in the Shareholders'
Agreement);

          WHEREAS, ICOS, Suntory and the Company have entered into a Development and Supply Agreement of even date herewith (the "Development Agreement") pursuant to which ICOS and Suntory will conduct development work on behalf of the Company with respect to the Background Technology (as defined in the Shareholders' Agreement);

          WHEREAS, ICOS desires to obtain from the Company the PAF-AH Technology
(as defined in the Shareholders' Agreement) and [   *   ] in the Field of
Activity in ICOS Territory (as defined in the Shareholders' Agreement); and in view of the Shareholders' Agreement and the parties further development activities pursuant to the Development Agreement, the Company is willing to grant such a license to ICOS; and

          WHEREAS, the Company has granted a similar license to Suntory of even
date herewith, [   *   ] on substantially the same terms and conditions
contained herein and for the same purposes described herein ("Suntory License Agreement").

        *  Confidential Treatment Requested

           NOW, THEREFORE, it is hereby agreed as follows:

                                   ARTICLE I

                                  DEFINITIONS

        1.01            INCORPORATION BY REFERENCE

          Unless otherwise defined herein, capitalized terms used herein shall have the meanings specified in the Shareholders' Agreement.

        1.02            PARTY

           The term Party shall mean ICOS or the Company or, when used in the plural, ICOS and the Company.

        1.03            SUBSIDIARY

          The term Subsidiary shall mean a corporate entity other than ICOS or the Company of which at least fifty percent (50%) of the voting stock is owned or controlled, directly or indirectly, by ICOS or the Company.

        1.04            TERM OF SUPPORT

           The term Term of Support shall have the meaning set forth in the Development Agreement.

        1.05            NET SALES

           The term Net Sales shall mean [   *   ], less the following
deductions related to the sale or other disposition:

                      [   *   ].

        *  Confidential Treatment Requested

                                   ARTICLE II

                                GRANT OF LICENSE

        2.01            GRANT OF LICENSE

          Subject to the terms of this Agreement, the Company hereby grants to
ICOS [   *   ] license to use the PAF-AH Technology in the Field of Activity
to make, use and sell PAF-AH Products in the ICOS Territory.

        2.02            RIGHT TO SUBLICENSE

          The Company also hereby grants to ICOS the right to grant sublicenses within and limited to the scope of the right and license granted by the Company
in Section 2.01 [   *   ]; provided, however, that no sublicense shall be
granted under clauses (c) or (d) of this Section 2.02 without the prior written consent of the Company, which consent shall not be unreasonably withheld. Any sublicensees of ICOS shall agree in writing to be bound by the provisions of
Section 3.02 to the same extent ICOS is bound. ICOS shall notify the Company of the identity of each sublicensee a sublicense is granted and provide the Company a true copy of such sublicense. In the event that the license granted herein to ICOS is terminated at any time in accordance with Article VII and the Company shall not be in default under Section 7.03, the Company shall have the option [
* ]. ICOS shall include in all of its sublicenses granted hereunder provisions for such termination and assignment.

        2.03            LIMITATIONS

           No right or license is granted to ICOS hereunder except as expressly specified in Sections 2.01 and 2.02.

        2.04            OTHER LICENSES

          It is acknowledged that the Company has granted [   *   ] license to
Suntory to utilize the PAF-AH technology in the Suntory Territory in accordance with the

        *  Confidential Treatment Requested
terms of the Suntory License Agreement and that it may grant licenses to utilize the PAF-AH Technology in the manner provided in the Shareholders' Agreement.

           [   *   ].

                                  ARTICLE III

                                   DISCLOSURE

        3.01      DISCLOSURE

          (a) The Company shall, in accordance with the Shareholders' Agreement and the Development Agreement during the Term of Support, reasonably disclose and deliver to ICOS all PAF-AH Technology in sufficient detail to permit ICOS to employ such information for the purposes provided herein.

          (b) ICOS shall, during the Term of Support, have the right to attend and participate in the Company's technical meetings, conduct plant visits at reasonable intervals and receive information regarding the PAF-AH Technology. ICOS shall be provided with reasonable notice of the time and place of such meetings.

          (c) During the term of this Agreement, each Party shall inform the
other Party, promptly and in a manner to be agreed upon, of any [   *   ]
related to PAF-AH Products in [   *   ].

        3.02      CONFIDENTIALITY

          (a) Any confidential PAF-AH Technology that is disclosed to ICOS pursuant to this Agreement or the Shareholders' Agreement shall be designated as confidential information in the following manner:

                (i) If the disclosure is in written form, by prominently marking or stamping each document containing such information with a notice indicating the confidential and proprietary nature of the information; and

                (ii) If the disclosure is in oral form, by delivering to ICOS within fifteen (15) days of the oral disclosure written notice confirming the confidential and proprietary nature of the information.

        *  Confidential Treatment Requested

          (b) Except to the extent expressly authorized by this Agreement, the Shareholders' Agreement, the Development Agreement or by other prior written consent of the Company during the term of this Agreement and thereafter, ICOS shall keep completely confidential and shall not publish or otherwise disclose to others and shall not use any confidential PAF-AH Technology disclosed or provided to ICOS by the Company. For the purposes of this Agreement, PAF-AH Technology shall be deemed not confidential to the extent, and only to the extent, that it:

                (i) was known to ICOS at the time of its disclosure and not otherwise subject to an obligation of ICOS to keep such information confidential;

                (ii) was generally available to the public or was otherwise part of the public domain at the time of its disclosure;

                (iii) became generally available to the public or became otherwise part of the public domain after its disclosure and other than through any act or omission of ICOS in breach of this Agreement; or

                (iv) became known to ICOS after its disclosure (A) from a source other than the Company (including from independent development by ICOS), (B) other than from a third party who had an obligation to the Company not to disclose such information to others, and (C) other than under an obligation of confidentiality.

          ICOS may disclose any PAF-AH Technology to the extent such disclosure is necessary for ICOS to comply with applicable laws or regulations or to make, use or sell under the license granted herein by the Company or to sublicense others to do so; provided, that ICOS shall give the Company reasonable advance notice of such proposed disclosure, shall use its best efforts to secure confidential treatment of PAF-AH Technology to be disclosed and shall advise the Company in writing of the manner in which that was done.

          (c) The obligation of confidentiality imposed by this Section 3.02 shall survive termination of this Agreement for any reason whatsoever.

           [   *   ]

        *  Confidential Treatment Requested

          (b) Except as expressly authorized by this Agreement or by the prior written consent of the Company, during the term of this Agreement and thereafter,
[   *   ].

                                   ARTICLE IV

                                    ROYALTY

        4.01      ROYALTY

          ICOS shall pay to the Company a royalty, at the applicable rate hereinafter specified, on Net Sales of PAF-AH Products that are sold or otherwise disposed of by ICOS or any of its Subsidiaries or sublicensees in the ICOS Territory, whether or not such Subsidiaries are sublicensed pursuant to
Section 2.02.  The royalty rate to be applied to Net Sales shall be:
                                   [   *   ].
          Royalties shall be payable with respect to the Net Sales of a PAF-AH
Product occurring prior to the later of [   *   ].

        4.02      SALES TO SUBSIDIARIES AND SUBLICENSEES

          [   *   ].

        4.03      RECORDS

          ICOS shall keep full, complete and accurate records with respect to the sale or other disposition of PAF-AH Products sufficient to enable the Company to verify the accuracy of the statements required by Section 4.04(a). The Company shall have the

        *  Confidential Treatment Requested
right, through its accredited auditing representative, to make an examination and audit, during normal business hours, not more frequently than annually, of all such records and such other records and accounts as may under recognized accounting practices contain information bearing upon the amount of royalty payable to it under this Agreement. Prompt adjustment shall be made by the proper Party to compensate for any errors or omissions disclosed by such examination or audit. Neither such right to examine and audit nor the right to receive such adjustment shall be affected by any statement to the contrary, appearing on checks or otherwise, unless such statement appears in a letter, signed by the Party having such right and delivered to the other Party, expressly waiving such rights.

        4.04            TERMS OF ACCOUNTING

          (a) Within [   *   ] after the end of each [   *   ] period ending
on [   *   ], commencing with the first [   *   ] period in which Net Sales
occur, ICOS shall furnish to the Company a statement, in form acceptable to the Company, setting forth the number of units of PAF-AH Products sold or otherwise disposed of during the period, the Net Sales and the amount of royalty payable thereon.

          (b) Within such [   *   ] period ICOS shall, irrespective of its own
business and accounting methods, pay to the Company the royalties payable for
such [   *   ] period.

          (c) ICOS shall furnish whatever additional information the Company may reasonably request from time to time to enable the Company to ascertain which PAF-AH Products sold or otherwise disposed of by ICOS or any of its Subsidiaries or sublicensees are subject to the payment of royalty to the Company and the amount of royalty payable thereon.

        4.05            LATE PAYMENTS

          Royalty payments required under this Agreement shall, when overdue, be
subject to a late payment charge [   *   ]; provided, however, that if the
amount of such late payment charge exceeds the maximum permitted by law for such charge, such charge shall be reduced to such maximum amount.

        *  Confidential Treatment Requested

        4.06            PAYMENTS

          Payment to the Company shall be made in United States dollars.  If any
royalty for any [   *   ] period referred to in Section 4.04 is computed in
[   *   ].

        4.07            TAXES

          ICOS shall bear all taxes, however designated, imposed as a result of the existence or operation of this Agreement, including, but not limited to, any tax on or measured by, any payment or receipt of payment hereunder, any registration tax, and any tax imposed with respect to the granting or transfer of licenses or other rights or considerations hereunder, except any such tax imposed upon the Company by any governmental entity within or without the United States, including any such tax which ICOS is required to withhold or deduct from payments to the Company.

                                   ARTICLE V

                PATENT APPLICATIONS AND COPYRIGHT REGISTRATIONS

        5.01            PATENT APPLICATIONS

          ICOS shall pay the Company's reasonable costs and expenses (including attorneys' fees) incurred to file, prosecute and maintain in force any patent applications or patents covering the PAF-AH Technology that ICOS desires the Company to file, prosecute or maintain in the ICOS Territory; provided, that, to the extent an application or patent includes subject matter not covering the manufacture, use or sale of products in the Field of Activity, ICOS shall pay an equitable pro rata share of such costs and expenses.

          If the Company's licensor and the Company decline to file, prosecute or maintain any patent application or patent covering the PAF-AH Technology in
the ICOS Territory, [   *   ].

        *  Confidential Treatment Requested

                                   ARTICLE VI

                PATENT, COPYRIGHT AND TRADE SECRET ENFORCEMENT

        6.01            RIGHTS OF ICOS

          Except as provided in the PAF-AH License Agreement and Section 6.02, ICOS shall have the right, but not the obligation, to bring, defend and maintain any appropriate suit or action involving infringement of any patent or copyright, misappropriation of any trade secret or interference with any other intellectual property right included in the PAF-AH Technology in the ICOS Territory that ICOS has licensed hereunder. If ICOS finds it necessary to join the Company in such suit or action, the Company shall execute all papers and perform such other acts as may be reasonably required and may, at its option, be represented by counsel of its choice. ICOS shall pay to the Company its reasonable expenses (excluding its attorneys' fees) in connection with such suit or action. If ICOS lacks standing to bring any suit or action, then ICOS may cause the Company to do so upon first undertaking to indemnify and hold the Company harmless (to the extent permissible by law) from all consequent liability and to promptly reimburse all reasonable expenses (including attorneys' fees) stemming therefrom. Any amount recovered in any such suit or action, whether by judgment or settlement, shall be paid to or retained entirely by ICOS.

        6.02            RIGHTS OF THE COMPANY AND SUNTORY

          ICOS shall notify the Company of any infringement in the Field of Activity in the ICOS Territory of any patent within the PAF-AH Technology covering the making, use or sale of products or the use of processes both within and outside the Field of Activity and shall provide the Company with any available evidence of such infringement. The Company, ICOS and Suntory shall consult with each other as to the best manner in which to proceed. The Party whose patent is involved shall have the first right, but not the obligation, to bring, defend and maintain any appropriate suit or action for such infringement. If the Party finds it necessary or desirable to join either or both other Parties in such suit or action, such other Parties shall execute all papers and perform such other acts as may be reasonably required to do so and may, at its option be represented by counsel of its choice. The pursuing Party shall pay such other Parties' reasonable expenses (excluding attorneys' fees) in connection with such suit or action. Any amount recovered in any such action, whether by judgment or settlement, shall first be used to reimburse the pursuing Party for its costs and expenses (including attorneys' fees) and then paid to the Company and ICOS in accordance with their interests. In the event the Party whose patent is involved fails or declines to take action to enforce the patent within three (3) months following receipt of notice and evidence of such infringement, ICOS shall have the right to bring, defend and maintain any appropriate suit or action for such infringement in accordance with Section 6.01.

                                  ARTICLE VII

                              TERM AND TERMINATION

        7.01            TERM

          Unless sooner terminated as provided below, this Agreement shall
remain in full force and effect [   *   ].  Upon the expiration of this
Agreement as provided in the preceding sentence, the license granted to ICOS
hereunder shall [   *   ].

        7.02            EFFECTIVE DATE

          This Agreement (including the license and rights granted under Sections 2.01 and 2.02) shall come into effect as of the date hereof and shall
remain in full force and effect until the earlier of [   *   ].

        7.03            DEFAULT

          In the event that a Party (the "Defaulting Party") shall (a) fail to make any payment hereunder when and as due, or otherwise default in its obligations hereunder and fail to remedy such default within sixty (60) days after such default shall have been called to its attention by notice from another Party, (b) become bankrupt or insolvent, or file a petition in bankruptcy or make a general assignment for the benefit of creditors or otherwise acknowledge insolvency, or be adjudged bankruptcy, (c) go or be placed in a process of complete liquidation other than in connection with a continuation of the business of the Company in some other legal form, or (d) suffer the appointment of a receiver for any substantial portion of its business who shall not be discharged within sixty (60) days after his appointment, then, and in any such event, any other Party, at its] option, may terminate its obligations to and the rights of the Defaulting Party under this Agreement upon ten (10) days' written notice to the Defaulting Party, which termination shall be effective as of the occurrence of the event giving rise to the option to terminate.

        *  Confidential Treatment Requested

        7.04            SURVIVAL

          Notwithstanding the termination or expiration of a Party's obligations to or the rights of the Defaulting Party under this Agreement in accordance with the provisions of Sections 7.01, 7.02 or 7.03, the provisions of Section 3.02,
Section 7.01, this Section 7.04 and Article X shall survive such termination and continue in full force and effect for an indefinite term. Upon termination of this Agreement for any reason under Section 7.02 or 7.03, and without limitation of other remedies, ICOS shall
[   *   ].

                                  ARTICLE VIII

                                 INFRINGEMENTS

        8.01            INFRINGEMENTS

          In the event that ICOS is charged with infringement or unauthorized
use of the alleged patent rights or proprietary rights of others [   *   ]
then any damage recovery with respect to such claim and legal costs incurred in ICOS's defense shall be reasonably shared by ICOS and the Company in accordance with their interests, but the Company's share shall not exceed the percentage of the Company's outstanding capital stock held by ICOS and the Company's total liability shall not exceed the aggregate royalties previously paid hereunder by ICOS and the royalties that ICOS will pay hereunder thereafter (i.e., ICOS will receive a credit against its future royalty obligations for the Company's unpaid share of such damage recovery and legal costs).

                                   ARTICLE IX

                             CONSENTS AND APPROVALS

        9.01            BEST EFFORTS

          The Parties hereto shall use their best efforts to obtain as soon as practicable any and all consents, approvals, orders or authorizations required to be obtained from any governmental authority with respect to the provisions hereof.

        *  Confidential Treatment Requested

                                   ARTICLE X

                                     NOTICE

        10.01           NOTICES

          All notices, requests, demands and other communications required or permitted to be given under this Agreement shall be in writing and shall be mailed to the Party to whom notice is to be given, by telex or facsimile, and confirmed by first class mail, registered or certified, return receipt requested, postage prepaid, and properly addressed as follows (in which case such notice shall be deemed to have been duly given on the third (3rd) day following the date of such sending):

        "ICOS"            ICOS Corporation
                          22021 - 20th Avenue S.E.
                          Bothell, WA 98021
                          U.S.A.
                          Attn:  President

        With a copy to:   Perkins Coie
                          1201 Third Avenue, 40th Floor
                          Seattle, WA 98101-3099
                          U.S.A.
                          Attn:  James R. Lisbakken, Esq.

        "Company"         Suncos Corporation
                          c/o Suntory Limited
                          The Garden Court 8-F
                          4-1 Kioi-cho, Chiyoda-ku
                          Tokyo 102, Japan
                          Attn:  President
                          Pharmaceutical Division

Any Party by giving notice to the others in the manner provided above may change such Party's address for purposes of this Section 10.01.

                                   ARTICLE XI

                                 MISCELLANEOUS

        11.01           ENTIRE AGREEMENT

          This Agreement, together with the other written agreements between the Parties hereto which are referenced in the Shareholders' Agreement, sets forth the entire agreement of the Parties with respect to the subject matter hereof and may not be modified except by a writing signed by authorized representatives of the Parties hereto. To the extent that there may be conflicts or inconsistencies between the provisions of this Agreement and those contained in the Shareholders' Agreement, the provisions of the Shareholders' Agreement shall prevail and govern interpretation.

        11.02           HEADINGS

          Article and section headings in this Agreement are included for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

        11.03           EXECUTION IN COUNTERPARTS

          This Agreement may be executed in any number of counterparts and by different Parties hereto in separate counterparts each of which when so executed and delivered shall be deemed to be an original and all of which counterparts of this Agreement taken together shall constitute but one and the same instrument.

        11.04           FORCE MAJEURE

          It is agreed that each of the Parties hereto is excused from performing such acts as are required hereunder as may be prevented by or whose purpose is frustrated by Force Majeure. The Party so affected shall give notice to the other Party in writing promptly and thereupon shall be excused from such of its obligations hereunder as it is unable to perform on account of the Force Majeure throughout the duration thereof plus a period of thirty (30) days.

        11.05           APPLICABLE LAW

          This Agreement shall be governed by and construed in accordance with the internal laws, and not the law of conflicts, of the State of Delaware applicable to agreements made and to be performed in such state.

        11.06           ASSIGNMENT ON WRITTEN CONSENT

          This Agreement shall be binding upon and inure to the benefit of the Company and ICOS and their respective successors and assigns to the extent it is assignable. This Agreement may not be assigned in whole or in part by ICOS, except with the prior written consent of the Company or except as part of
[   *   ].

        11.07           SEVERABILITY

          In the event any one or more of the provisions contained in this Agreement shall be invalid, illegal or unenforceable in any respect, the validity, legality or enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby. In such event, such invalid provision or provisions shall be validly reformed to as nearly approximate the intent of the Parties as possible and if unreformable, shall be severed and deleted from this Agreement.

        11.08           NO WAIVER

          No failure or delay on the part of either Party in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy hereunder or the remedies provided by law.

        11.09           TRADEMARKS AND TRADENAMES

          The Company grants no rights to ICOS in any trademarks or tradenames of the Company or of any of its respective Subsidiaries or affiliated companies.

        11.10           INDEMNITY

          ICOS hereby (a) releases the Company from any obligation to defend, indemnify or save ICOS and its agents and employees harmless from and (b) agrees to defend, indemnify and save the Company harmless from any and all cost, expenses (including attorneys' fees), liabilities, damages and claims for any injury or death to persons or damage to or destruction of property, or other loss, arising out of or in connection with any product made, used or sold by ICOS or the use by ICOS of the PAF-AH Technology licensed hereunder, or otherwise arising out of or related to the performance of this Agreement.


        *  Confidential Treatment Requested

        11.11           OTHER AGREEMENTS

          Any other provision of this Agreement notwithstanding, nothing in this Agreement shall obligate the Company to disclose to ICOS any information or to make available to ICOS any materials in violation of an obligation of secrecy or a limitation of use imposed by a third party from whom such information or materials shall have been received.

        11.12           REMEDIES

          No right, power or remedy herein conferred upon or reserved to any Party is intended to be exclusive of any other right, power or remedy or remedies, and each and every right, power and remedy of any Party pursuant to this Agreement or now or hereafter existing at law or in equity or by statute or otherwise shall to the extent permitted by law be cumulative and concurrent, and shall be in addition to every other right, power or remedy pursuant to this Agreement, or now or hereafter existing at law or in equity or by statute or otherwise and the exercise or beginning of the exercise by any Party of any one or more of such rights, powers or remedies shall not preclude the simultaneous or later exercise by any Party of any or all such other rights, powers or remedies.

        11.13           ATTORNEYS' FEES AND COSTS

          In the event of any action at law or in equity between the Parties hereto to enforce any of the provisions hereof, the unsuccessful party or parties to such litigation shall pay to the successful party or parties all costs and expenses, including actual attorneys' fees, incurred therein by such successful party or parties; and if such successful party or parties shall recover judgment in any such action or proceeding, such costs, expenses and attorneys' fees may be included in and as part of such judgment. The successful party shall be the party who is entitled to recover its costs of suit, whether or not the suit proceeds to final judgment. A party not entitled to recover its costs shall not recover attorneys' fees.

        11.14           NUMBER AND GENDER

          Words in the singular shall include the plural, and words in a particular gender shall include either or both additional genders, when the context in which such words are used indicates that such is the intent.

        11.15           AGREEMENT TO PERFORM NECESSARY ACTS

          Each Party agrees to perform any further acts and execute and deliver any and all further documents and/or instruments which may be reasonably necessary to carry out the provisions of this Agreement.

        11.16           REPRESENTATIONS

          Each of the Parties hereto acknowledges and agrees (i) that no representation or promise not expressly contained in this Agreement has been made by any other Party hereto or by any of its agents, employees, representatives or attorneys; (ii) that this Agreement is not being entered into on the basis of, or in reliance on, any promise or representation, expressed or implied, covering the subject matter hereof, other than those which are set forth expressly in this Agreement; and (iii) that each has had the opportunity to be represented by counsel of its own choice in this matter, including the negotiations which preceded the execution of this Agreement.

        11.17           RIGHTS IN THE EVENT OF BANKRUPTCY

          All rights in the PAF-AH Technology granted under this Agreement to ICOS by the Company are, and shall otherwise be deemed to be, for purposes of
Section 365(n) of the U.S. Bankruptcy Code, a license of rights to "intellectual property" as defined in Section 101 of the U.S. Bankruptcy Code. ICOS, as licensee of such rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the U.S. Bankruptcy Code. In the event of the commencement of a bankruptcy proceeding by or against the Company under the U.S. Bankruptcy Code, ICOS shall be entitled to complete access to (or a complete duplicate of, as appropriate) such PAF-AH Technology.

          IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives in the manner legally binding on them as of the date first above written.

                              SUNCOS CORPORATION


                              By  /s/ Terumi Nakajima
                                  -------------------
                                  Terumi Nakajima
                                  Chairman of the Board

                              By  /s/ George B. Rathmann
                                  ----------------------
                                  George B. Rathmann,
                                  President and Chief Executive Officer

                              ICOS CORPORATION

                              By  /s/ George B. Rathmann
                                  ----------------------
                                  George B. Rathmann,
                                  Chairman of the Board,
                                  President and Chief Executive Officer